EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 22, 2023 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, in the Form S-3 Registration Statement pertaining to the 2023 Shelf Registration.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan

June 1, 2023